One American Row P.O. Box 5056 Hartford, CT 06102-5056	860-403-5000 www.nsre.com

OPINION AND CONSENT OF COUNSEL

June 25, 2020

Nassau Life Insurance Company
One American Row
P.O. Box 5056
Hartford, CT 06102-5056

Dear Sir/Madam:

With reference to the registration statement filed by Nassau Life Insurance Company (the “Company”) and First Investors Life Separate Account E (the “Separate Account”) with the Securities and Exchange Commission, file number 811-21742 (the “Registration Statement”), covering individual variable life insurance policies referred to as “Variable Universal Life” and “SPVL Modified Single Premium Variable Life Insurance Policy” (the “Policies”), I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable life insurance policies by the State of New York.
2.	The Separate Account is a duly authorized and validly existing separate account pursuant to the laws of the State of New York.
3.	Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.
4.	The Policies have been duly authorized by the Company and, as contemplated by the Registration Statement,constitute legal, validly issued, and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

/s/ Kostas Cheliotis
Kostas Cheliotis
Vice President, General Counsel and
Secretary Nassau Life Insurance Company